Citigroup Global Markets Holdings Inc.	January 29, 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH20410 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Enhanced Buffered Digital Securities Linked to the 1-Year U.S. Dollar SOFR ICE Swap Rate Due February 13, 2025

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the change in the 1-Year U.S. Dollar SOFR ICE Swap Rate (“SOFR CMS1” or, a “USD SOFR ICE swap rate”) from the initial CMS1 (determined on the strike date) to the final CMS1 (determined on the valuation date, which is approximately 54 weeks after the strike date).
▪	The securities offer a digital (fixed) return at maturity so long as the final CMS1 is greater than or equal to the buffer CMS1. If the final CMS1 is less than the buffer CMS1, investors will have a limited buffer against the negative percentage change from the initial CMS1 to the final CMS1. Investors must be willing to forgo any appreciation of SOFR CMS1 in excess of the digital return. In addition, investors in the securities should understand that, if the final CMS1 is less than the buffer CMS1, they will be exposed on a leveraged basis to the percentage change from the initial CMS1 to the final CMS1, which is different from the absolute change in SOFR CMS1. For example, if SOFR CMS1 were to decline from the initial CMS1 of 4.809% to a hypothetical final CMS1 of 1.809%, that would represent a -3% absolute change in SOFR CMS1, but an approximately –62.38% percentage change. In this scenario, investors would lose 34.47% of their investment in the securities. If the final CMS1 is less than the buffer CMS1, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the percentage change from the initial CMS1 to the final CMS1 exceeds the buffer percentage. Accordingly, the lower the final CMS1, the less benefit you will receive from the buffer percentage. You may lose your entire investment in the securities.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Strike date:	January 26, 2024
Pricing date:	January 29, 2024
Issue date:	February 1, 2024
Valuation date:	February 11, 2025, subject to postponement if such date is not a U.S. government securities business day
Maturity date:	February 13, 2025
Payment at maturity:

You will receive at maturity for each security you then hold:

▪ If the final CMS1 is greater than or equal to the buffer CMS1: $1,000 + the digital return amount

▪ If the final CMS1 is less than the buffer CMS1: $1,000 + [$1,000 × the downside leverage factor × (the CMS1 percentage change + the buffer percentage)]

If the final CMS1 is less than the buffer CMS1, you will lose more than 1% of the stated principal amount of your securities at maturity for every 1% by which the percentage change from the initial CMS1 to the final CMS1 exceeds the buffer percentage. Accordingly, the lower the final CMS1, the less benefit you will receive from the buffer.

SOFR CMS1:	On any date, SOFR CMS1, as determined under “Additional Terms of the Securities—Determination of SOFR CMS1” on that date. For more information, see “Additional Terms of the Securities—Discontinuance of SOFR CMS1” and “Information About SOFR and USD SOFR ICE Swap Rates” in this pricing supplement.
Initial CMS1:	4.809%. The initial CMS1 is the swap rate for a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction with a 1-year maturity determined by the calculation agent on the strike date in its sole discretion and may not be the same as SOFR CMS1 on the strike date determined as provided under “Additional Terms of the Securities—Determination of SOFR CMS1”.
Final CMS1:	SOFR CMS1 on the valuation date
Buffer CMS1:	2.7604%, 57.40% of the initial CMS1
Digital return amount:	$150.00 per security (representing a digital return equal to 15.00% of the stated principal amount). You will receive the digital return amount only if the final CMS1 is greater than or equal to the buffer CMS1.
CMS1 percentage change:	(i) The final CMS1 minus the initial CMS1, divided by (ii) the initial CMS1
Buffer percentage:	42.60%
Downside leverage factor:	The initial CMS1 divided by the buffer CMS1, which is approximately 1.74216
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17291LJ63 / US17291LJ632
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$600,000.00	$60,000.00	$540,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is $987.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $990.00 per security.

(3) CGMI will receive an underwriting fee of up to $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. The total underwriting fees and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical CMS1 percentage changes.

Payout Diagram

■ The Securities	■ SOFR CMS1
PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table and examples below illustrate various hypothetical payments at maturity assuming various hypothetical final CMS1 values. Your actual payment at maturity per security will depend on the actual final CMS1 and may differ from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final CMS1 is greater than or less than the buffer CMS1 and, if less, how much less.

Hypothetical Final CMS1	Hypothetical CMS1 percentage change(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(2)
9.6180%	100.00%	$1,150.00	15.00%
8.4158%	75.00%	$1,150.00	15.00%
7.2135%	50.00%	$1,150.00	15.00%
6.7326%	40.00%	$1,150.00	15.00%
6.2517%	30.00%	$1,150.00	15.00%
5.7708%	20.00%	$1,150.00	15.00%
5.2899%	10.00%	$1,150.00	15.00%
5.0495%	5.00%	$1,150.00	15.00%
4.8090%	0.00%	$1,150.00	15.00%
4.5686%	-5.00%	$1,150.00	15.00%
4.3281%	-10.00%	$1,150.00	15.00%
3.8472%	-20.00%	$1,150.00	15.00%
3.3663%	-30.00%	$1,150.00	15.00%
2.8854%	-40.00%	$1,150.00	15.00%
2.7604%	-42.60%	$1,150.00	15.00%
2.7556%	-42.70%	$998.26	-0.17%
2.4045%	-50.00%	$871.08	-12.89%
1.9236%	-60.00%	$696.86	-30.31%
1.4427%	-70.00%	$522.65	-47.74%
0.9618%	-80.00%	$348.43	-65.16%
0.4809%	-90.00%	$174.22	-82.58%
0.0000%	-100.00%	$0.00	-100.00%

(1) Hypothetical CMS1 percentage change = (i) hypothetical final CMS1 minus hypothetical initial CMS1, divided by (ii) hypothetical initial CMS1

(2) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

Example 1—Upside Scenario A. The final CMS1 is 5.050%, resulting in a 5.00% CMS1 percentage change. In this example, the final CMS1 is greater than the buffer CMS1.

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $150.00

= $1,150.00

In this scenario, because the final CMS1 is greater than the buffer CMS1, your total return at maturity would equal the digital return.

Example 2—Upside Scenario B. The final CMS1 is 7.214%, resulting in a 50.00% CMS1 percentage change. In this example, the final CMS1 is greater than the buffer CMS1.

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $150.00

= $1,150.00

In this scenario, because the final CMS1 is greater than the buffer CMS1, your total return at maturity would equal the digital return. In this scenario, the digital return on the securities would be significantly less than the percentage change from the initial CMS1 to the final CMS1.

Example 3—Upside Scenario C. The final CMS1 is 4.328%, resulting in a -10.00% CMS1 percentage change. In this example, the final CMS1 is greater than the buffer CMS1.

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $150.00

= $1,150.00

PS-3

Citigroup Global Markets Holdings Inc.

In this scenario, SOFR CMS1 has decreased from the initial CMS1 to the final CMS1 but the final CMS1 is greater than the buffer CMS1. Because the final CMS1 is greater than the buffer CMS1, your total return on the securities at maturity would equal the digital return.

Example 4—Downside Scenario A. The final CMS1 is 2.405%, resulting in a -50.00% CMS1 percentage change. In this example, the final CMS1 is less than the buffer CMS1.

Payment at maturity per security = $1,000 + [$1,000 × the downside leverage factor × (the CMS1 percentage change + the buffer percentage)]

= $1,000 + [$1,000 × 1.74216 × (-50.00% + 42.60%)]

= $1,000 + [$1,000 × 1.74216 × -7.40%]

= $1,000 + -$128.92

= $871.08

In this scenario, SOFR CMS1 has decreased from the initial CMS1 to the final CMS1 and the final CMS1 is less than the buffer CMS1. As a result, your total return at maturity in this scenario would be negative and would reflect a loss of more than 1% of the stated principal amount of your securities (at a rate equal to the downside leverage factor) for every 1% by which the percentage change from the initial CMS1 to the final CMS1 exceeds the buffer percentage. As this example illustrates, because the payment at maturity is based on the percentage change in SOFR CMS1 from the initial CMS1 to the final CMS1, a relatively small absolute change in SOFR CMS1 can result in a significant loss on the securities. In this example, while the absolute change in SOFR CMS1 is only –2.404%, that movement represents a -50.00% percentage change from the initial CMS1 to the final CMS1, and investors would lose 12.89% of their stated principal amount at maturity.

Example 5—Downside Scenario B. The final CMS1 is 0.962%, resulting in a -80.00% CMS1 percentage change. In this example, the final CMS1 is less than the buffer CMS1.

Payment at maturity per security = $1,000 + [$1,000 × the downside leverage factor × (the CMS1 percentage change + the buffer percentage)]

= $1,000 + [$1,000 × 1.74216 × (-80.00% + 42.60%)]

= $1,000 + [$1,000 × 1.74216 × -37.40%]

= $1,000 + -$651.57

= $348.43

In this scenario, SOFR CMS1 has decreased from the initial CMS1 to the final CMS1 and the final CMS1 is less than the buffer CMS1. As a result, your total return at maturity in this scenario would be negative and would reflect a loss of more than 1% of the stated principal amount of your securities (at a rate equal to the downside leverage factor) for every 1% by which the percentage change from the initial CMS1 to the final CMS1 exceeds the buffer percentage. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the lower the final CMS1. The lower the final CMS1, the closer your negative return on the securities will be to the negative percentage change from the initial CMS1 to the final CMS1.

Example 6—Downside Scenario C. The hypothetical final CMS1 is 0.000%, resulting in a -100.00% CMS1 percentage change. In this example, the final CMS1 is less than the buffer CMS1.

Payment at maturity per security = $1,000 + [$1,000 × the downside leverage factor × (the CMS1 percentage change + the buffer percentage)]

= $1,000 + [$1,000 × 1.74216 × (-100.00% + 42.60%)]

= $1,000 + [$1,000 × 1.74216 × -57.40%]

= $1,000 + -$1,000.00

= $0.00

In this scenario, the hypothetical final CMS1 is 0.000%, representing a -100.00% percentage change in SOFR CMS1 from the initial CMS1 to the final CMS1, and you would lose 100.00% of your investment in the securities.

PS-4

Citigroup Global Markets Holdings Inc.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with SOFR CMS1. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of SOFR CMS1. If the final CMS1 is less than the buffer CMS1, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the percentage change from the initial CMS1 to the final CMS1 exceeds the buffer percentage. You should understand that any decrease in SOFR CMS1 from the initial CMS1 to the final CMS1 in excess of the buffer percentage will result in a magnified loss to your investment at a rate equal to the downside leverage factor, which will progressively offset any protection that the buffer percentage would offer. The lower the final CMS1, the less benefit you will receive from the buffer percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	A relatively small absolute change in SOFR CMS1 may result in a significant loss on the securities. If the final CMS1 is less than the buffer CMS1, you will incur a loss on the securities at maturity, and you will be exposed on a leveraged basis to the percentage change from the initial CMS1 to the final CMS1. This negative percentage change is not the same as, and will be significantly worse than, the negative absolute change from the initial CMS1 to the final CMS1. For example, if SOFR CMS1 were to decline from the initial CMS1 of 4.809% to a hypothetical final CMS1 of 1.809%, that would represent only a -3% absolute change in SOFR CMS1, but an approximately -62.38% percentage change. In this scenario, you would lose 34.47% of your investment in the securities. The fact that relatively small absolute changes in SOFR CMS1 may result in significant losses on the securities makes the securities highly risky investments. You should not invest in the securities unless you fully understand this risk and can bear the loss of a substantial portion, and up to all, of your investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential return on the securities at maturity is limited to the digital return. Your return on the securities will not exceed the digital return, even if SOFR CMS1 increases by significantly more than the digital return. If SOFR CMS1 increases by more than the digital return, your return on the securities will be less than the percentage change from the initial CMS1 to the final CMS1.

▪	Your payment at maturity depends on SOFR CMS1 on a single day. Because your payment at maturity depends on SOFR CMS1 solely on the valuation date, you are subject to the risk that SOFR CMS1 on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in another instrument linked to SOFR CMS1 that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of SOFR CMS1 values, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of SOFR CMS1 and the level of interest rates generally. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of SOFR CMS1, interest and yield rates in the market generally, the time remaining to maturity of the securities and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of SOFR CMS1 may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation to invest in an instrument linked to SOFR CMS1. You should not take our offering of the securities as an expression of our views about how SOFR CMS1 will perform in the future or as a recommendation to invest in any instrument linked to SOFR CMS1, including the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions), and may publish research or express opinions, that in each case conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

▪	The level of SOFR CMS1 may be affected by our or our affiliates’ hedging and other trading activities. In connection with the sale of the securities, we have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the interest rate swaps from which the level of SOFR CMS1 is derived and may adjust such positions during the term of the securities. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before the valuation date, which may involve, among other things, our counterparties purchasing or selling such interest rate swaps. This hedging activity on or prior to the strike date could potentially affect the level of SOFR CMS1 on the strike date and, accordingly, potentially increase the initial CMS1, which may adversely affect your return on the securities. Additionally, this hedging activity during the term of the securities, including on or near the valuation date, could negatively affect the level of SOFR CMS1 on the valuation date and, therefore, adversely affect your payment at maturity. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your securities in a secondary market transaction.

CGMI and other of our affiliates may also trade the interest rate swaps from which the level of SOFR CMS1 is derived on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the level of SOFR CMS1 on the valuation date and, therefore, adversely affect the performance of the securities.

PS-6

Citigroup Global Markets Holdings Inc.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

▪	SOFR CMS1 will be affected by a number of factors and may be highly volatile. SOFR CMS1 is influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of foreign exchange markets;

•	the availability of relevant hedging instruments;

•	supply and demand for overnight U.S. Treasury repurchase agreements; and

•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, SOFR CMS1 may be highly volatile, and as discussed above, even a relatively small absolute change in SOFR CMS1 can result in a significant loss on the securities. Because SOFR CMS1 is a market rate and is influenced by many factors, it is impossible to predict the future value of SOFR CMS1. It is possible that final CMS1 will be less than the buffer CMS1, resulting in a significant loss on your investment in the securities.

▪	USD SOFR ICE swap rates and SOFR have limited histories and future performance cannot be predicted based on historical performance. The publication of USD SOFR ICE swap rates began in November 2021, and, therefore, have a limited history. ICE Benchmark Administration Limited (“IBA”) launched USD SOFR ICE swap rates for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the USD LIBOR-based swap rates will have no bearing on the performance of SOFR or USD SOFR ICE swap rates. In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of USD SOFR ICE swap rates and SOFR cannot be predicted based on the limited historical performance. The level of SOFR CMS1 and SOFR during the term of the securities may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to USD SOFR ICE swap rates and SOFR, such as correlations, may change in the future. While some pre-publication historical data for SOFR has been released by the Federal Reserve Bank of New York (the “NY Federal Reserve”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations. No future performance of USD SOFR ICE swap rates or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of USD SOFR ICE swap rates or SOFR. Changes in the levels of SOFR will affect SOFR CMS1 and, therefore, the return on the securities and the value of the securities, but it is impossible to predict whether such levels will rise or fall.

▪	A lack of input data may impact IBA’s ability to calculate and publish USD SOFR ICE swap rates. The input data for USD SOFR ICE swap rates is based on swaps referencing SOFR as the floating leg. USD SOFR ICE swap rates are dependent on receiving sufficient eligible input data, from the trading venue sources identified by IBA in accordance with the “Waterfall” methodology for each USD SOFR ICE swap rate. The ability of the applicable trading venues to provide sufficient eligible input data in accordance with the Waterfall methodology depends on, among other things, there being a liquid market in swap contracts referencing SOFR on such trading venues, which in turn depends, among other things, on there being a liquid market in loans, floating rate notes and other financial contracts referencing SOFR. Because SOFR’s use as a reference rate for financial contracts began relatively recently and the related market for SOFR-based swaps is relatively new, there is limited information on which to assess potential future liquidity in SOFR-based swap markets or in the market for SOFR-based financial contracts more generally. If the market for SOFR-based swap contracts is not sufficiently liquid, or if the liquidity in such market proves to be volatile, this could result in the inability of IBA to calculate SOFR CMS1, which could adversely affect the return on and value of the securities and the price at which you are able to sell the securities in the secondary market, if any. In addition, if SOFR does not maintain market acceptance for use as a reference rate for U.S. dollar denominated financial contracts, uncertainty about SOFR may adversely affect the return on and the value of the securities.

▪	The way SOFR CMS1 is calculated may change in the future, which could adversely affect the value of the securities. The method by which USD SOFR ICE swap rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of USD SOFR ICE swap rates or otherwise. We cannot predict whether the method by which USD SOFR ICE swap rates are calculated will change or what the impact of any such change might be. Any such change could affect SOFR CMS1 in a way that has a significant adverse effect on the securities.

▪	SOFR CMS1 may be determined by the calculation agent in good faith using its reasonable judgment. If, on any date SOFR CMS1 is not published (subject to a discontinuance as described below), then SOFR CMS1 on that day will be determined by the calculation agent in good faith and using its reasonable judgment. SOFR CMS1 determined in this manner and used in the determination of any interest payment may be different from SOFR CMS1 that would have been published by the administrator of SOFR CMS1.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, Citibank, N.A., as calculation agent, will be required to make certain discretionary judgments that could significantly affect your payment at maturity, if any. Such judgments could include, among other things, determining SOFR CMS1 if it is not otherwise available on the valuation date, selecting a successor rate if SOFR CMS1 is discontinued and, if no successor rate is selected, calculating SOFR CMS1 in good faith and using its reasonable judgment. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any payment owed to you under the securities.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. For example, as discussed below, there is a substantial risk that the IRS could seek to treat the securities as debt instruments. Additionally, even under our intended characterization of the securities, there is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities should be treated as capital gain or loss or ordinary income or loss. Among other things, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction” and ordinary income recognized by an individual would not be eligible for the lower tax rates applicable to long-term capital gain. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-8

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Determination of SOFR CMS1

SOFR CMS1 on any date of determination is the swap rate for a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction with a 1-year maturity as published by the administrator of SOFR CMS1 as of 11:00 a.m. (New York City time) on that date of determination. If SOFR CMS1 is not published on any U.S. government securities business day on which such rate is required (subject to “—Discontinuance of SOFR CMS1” below), then SOFR CMS1 for that date will be determined by the calculation agent in good faith and using its reasonable judgment.

In a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction, one party pays a fixed rate (the “swap rate”) and the other pays a floating rate based on the secured overnight financing rate (“SOFR”) compounded in arrears for twelve months using standard market conventions. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. For more information about SOFR, see “Information About SOFR and USD SOFR ICE Swap Rates—SOFR” in this pricing supplement.

IBA is the current administrator of SOFR CMS1. According to publicly available information (which we have not independently verified), IBA currently determines SOFR CMS1 based on a “waterfall” methodology using eligible input data in respect of SOFR-linked interest rate swaps. The first level of the waterfall (“Level 1”) uses eligible, executable prices and volumes provided by regulated, electronic, trading venues. If these trading venues do not provide sufficient eligible input data to calculate a rate in accordance with Level 1 of the methodology, then the second level of the waterfall (“Level 2”) uses eligible dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with Level 2 of the waterfall, then the third level of the waterfall (“Level 3”) uses movement interpolation, where possible for applicable tenors, to calculate a rate. Where it is not possible to calculate SOFR CMS1 at Level 1, Level 2 or Level 3 of the waterfall on a given date, then SOFR CMS1 will not be published for that date.

Discontinuance of SOFR CMS1

If the calculation and publication of SOFR CMS1 is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as SOFR CMS1, and the calculation agent may deem that rate (the “successor rate”) to be SOFR CMS1. Upon the selection of any successor rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original SOFR CMS1 will no longer be deemed to refer to the original SOFR CMS1 and will be deemed instead to refer to that successor rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to any value of SOFR CMS1 that is used for purposes of the securities and to any other terms of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of SOFR CMS1 is permanently canceled and no successor rate is chosen as described above, then the calculation agent will calculate the value of SOFR CMS1 on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the relevant rate for SOFR CMS1 for all purposes.

Notwithstanding these alternative arrangements, the cancellation of SOFR CMS1 may adversely affect payments on, and the value of, the securities.

Postponement of the Valuation Date

If the scheduled valuation date is not a U.S. government securities business day, then the valuation date will be postponed to the earlier of (a) the first following day that is a U.S. government securities business day and (b) the business day immediately preceding the maturity date. If the valuation date is postponed to a day that is not a U.S. government securities business day, that day will nevertheless be the valuation date, in which case the SOFR CMS1 will be determined as described under “—Determination of SOFR CMS1” above.

“U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us. The calculation agent will make the determinations specified in this pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the valuation date were the date of such acceleration.

PS-9

Citigroup Global Markets Holdings Inc.

In case of default in the payment at maturity on the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Information About SOFR and USD SOFR ICE Swap Rates

SOFR

SOFR is published by the NY Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The NY Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by the NY Federal Reserve to remove a portion of the foregoing transactions considered to be “specials”. According to the NY Federal Reserve, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The NY Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The NY Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

The NY Federal Reserve currently publishes SOFR daily on its website. The NY Federal Reserve states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

USD SOFR ICE Swap Rates

A USD SOFR ICE swap rate for a given maturity is the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. Dollar interest rate swap transaction with the given maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis.

Many complex economic factors may influence USD SOFR ICE swap rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	supply and demand for overnight U.S. Treasury repurchase agreements; and

•	general credit and economic conditions in global markets, and particularly in the United States.

Because USD SOFR ICE swap rates are market rates and are influenced by many factors, it is impossible to predict the future value of any USD SOFR ICE swap rate.

PS-10

Citigroup Global Markets Holdings Inc.

Historical Information on SOFR CMS1

The graph below shows the daily value of SOFR CMS1 from November 18, 2021 to January 29, 2024. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical values of SOFR CMS1 as an indication of the future values of SOFR CMS1 during the term of the securities. Publication of SOFR CMS1 began on November 8, 2021, and it therefore has a limited history.

SOFR CMS1 at 11:00 a.m. (New York time) on January 29, 2024 was 4.795%.

Historical SOFR CMS1 November 18, 2021 to January 29, 2024

PS-11

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, it is reasonable under current law to treat a security as a prepaid financial contract for U.S. federal income tax purposes. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the securities. In particular, due to the terms of the securities, there is a substantial risk that the IRS could seek to treat the securities as debt instruments for U.S. federal income tax purposes. In that event, you would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined as of the time of issuance and recognize all income and gain in respect of the securities as ordinary income A U.S. Holder could also be subject to special reporting requirements if any loss on the securities exceeded certain thresholds.

If you are a Non-U.S. Holder, an alternative treatment of the securities could result in adverse U.S. federal withholding tax consequences to you. Even if an exemption from withholding tax applies to the securities under an alternative treatment, you might be required to provide different or additional IRS forms or certifications to establish your eligibility for the exemption.

Moreover, if there is a change to the securities that results in the securities being treated as retired and reissued for U.S. federal income tax purposes, as discussed in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, the treatment of the securities after such an event could differ from their prior treatment.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

PS-12

Citigroup Global Markets Holdings Inc.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below. Unless otherwise stated, the following discussion is based on the treatment of the securities for U.S. federal income tax purposes as prepaid financial contracts. You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the securities.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity

You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Taxable Disposition of the Securities

Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in a security should generally equal the amount you paid to acquire it. Such gain or loss should be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

There is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities is treated as capital gain or loss or ordinary income or loss. This determination could have a significant effect on the tax consequences to you of owning a security. Among other things, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.” Ordinary income recognized by an individual would not be eligible for the lower tax rates applicable to long-term capital gain. Although not free from doubt, our counsel believes that any such gain or loss should be treated as capital gain or loss. However, in light of the significant uncertainty regarding this issue, you should consult your tax adviser regarding the character of this gain or loss.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

If income on the securities is effectively connected with your conduct of a trade or business in the United States, see “—Effectively Connected Income” below.

Taxable Disposition of the Securities

Subject to the discussion below regarding “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon a taxable disposition of a security.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You would be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on the securities.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

PS-13

Citigroup Global Markets Holdings Inc.

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. While existing Treasury regulations would also require withholding on payments of gross proceeds from the disposition of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

PS-14

Citigroup Global Markets Holdings Inc.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

PS-15

Citigroup Global Markets Holdings Inc.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Prohibition of Sales to United Kingdom Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)	not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 7, 2023, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 8, 2023, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

PS-16

Citigroup Global Markets Holdings Inc.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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PS-17